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                                                                Exhibit No. 23.1


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Coho Energy, Inc.

We consent to incorporation by reference in this registration statement on Form S-8 of Coho Energy, Inc. of our reports dated February 24, 1995, relating to the consolidated balance sheet of Coho Energy, Inc. and subsidiaries as of December 31, 1994, and the related consolidated statements of earnings, shareholders' equity, and cash flows and the related schedule for each of the years in the two-year period ended December 31, 1994, which reports appear in the December 31, 1995, annual report on Form 10-K of Coho Energy, Inc.


                             KPMG Peat Marwick LLP


Dallas, Texas
October 1, 1996





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